Exhibit 99.2

COMPLETE SOLARIA, INC. AND SUBSIDIARIES

Unaudited Condensed Consolidated Balance Sheets

(in thousands except share and per share data)

	April 2,	December 31,
	2023	2022
Assets
Current assets:
Cash and cash equivalents	$3,349	$4,409
Accounts receivable, net of allowance for doubtful accounts of $8,192 and $5,396 as of April 2, 2023 and December 31, 2022, respectively	28,139	27,717
Inventories	6,955	13,059
Prepaid expenses and other current assets	12,035	10,071

Total current assets	50,478	55,256
Restricted cash	3,758	3,907
Property and equipment, net	3,706	3,476
Operating lease right-of-use assets	1,934	2,182
Intangible assets, net	41,859	42,610
Goodwill	119,422	119,422
Other noncurrent assets	2,177	1,330

Total assets	$223,334	$228,183

Liabilities, mezzanine equity and stockholders’ deficit
Current liabilities
Accounts payable	$17,183	$14,474
Accrued expenses and other current liabilities	18,643	19,830
Notes payable, net	25,496	20,403
Deferred revenue	4,257	5,407

Total current liabilities	65,579	60,114
Warranty provision, noncurrent	3,338	3,214
Redeemable convertible preferred stock warrant liability	13,943	14,152
Long-term debt with CS Solis	26,290	25,204
Convertible notes, net, noncurrent	14,560	3,434
Convertible notes due related parties, noncurrent	15,703	15,510
Operating lease liabilities, net of current portion	1,076	1,274

Total liabilities	140,489	122,902

Commitments and contingencies (Note 14)
Redeemable convertible preferred stock:
Redeemable convertible preferred stock, $0.0001 par value. Authorized 36,698,015 shares as of April 2, 2023 and December 31, 2022, respectively; issued and outstanding 34,311,133 shares as of April 2, 2023 and December 31, 2022, respectively; liquidation preference of $158,007 as of April 2, 2023 and December 31, 2022, respectively	155,630	155,630

Total redeemable convertible preferred stock	155,630	155,630

Stockholders’ deficit:
Common stock, $0.0001 par value. Authorized 60,000,000 shares as of April 2, 2023 and December 31, 2022, respectively; issued and outstanding 7,097,070 and 6,959,618 shares as of April 2, 2023 and December 31, 2022, respectively	—	—
Additional paid-in capital	36,074	34,997
Accumulated other comprehensive income	28	27
Accumulated deficit	(108,887)	(85,373)

Total stockholders’ deficit	(72,785)	(50,349)

Total liabilities, mezzanine equity and stockholders’ deficit	$223,334	$228,183

The accompanying notes are an integral part of these unaudited condensed consolidated financial statements.

COMPLETE SOLARIA, INC. AND SUBSIDIARIES

Unaudited Condensed Consolidated Statements of Operations and Comprehensive Loss

(in thousands except share and per share data)

	Thirteen Weeks Ended	Three Months Ended
	April 2, 2023	March 31, 2022
Product revenues	$18,721	$—
Service revenues	16,677	20,302

Total revenues	35,398	20,302
Cost of product revenues	19,489	—
Cost of service revenues	13,818	13,410

Total cost of revenues	33,307	13,410

Gross profit	2,091	6,892
Operating expenses:
Sales commissions	5,677	7,114
Sales and marketing	3,549	1,470
General and administrative	13,098	2,012

Operating expenses	22,324	10,596

Loss from operations	(20,233)	(3,704)
Interest expense[1]	(3,611)	(706)
Interest income	8	—
Other income (expense), net[2]	317	3,205

Loss before income taxes	(23,519)	(1,205)
Income tax benefit (provision)	5	(1)

Net loss	$(23,514)	$(1,206)

Comprehensive income (loss):
Foreign currency translation adjustment	$1	$—

Comprehensive loss (net of tax)	$(23,513)	$(1,206)

Net loss attributable per share attributable to common stockholders, basic and diluted	$(2.72)	$(0.19)

Weighted-average shares used to compute net loss per share attributable to common stockholders, basic and diluted	8,656,515	6,260,086

1.	Includes interest expense to related parties of $0.2 million and $0.1 million during the thirteen weeks ended April 2, 2023 and the three months ended March 31, 2022, respectively.
2.	Other income (expense), net includes other income from related parties of zero and $1.4 million during the thirteen weeks ended April 2, 2023 and the three months ended March 31, 2022, respectively.

The accompanying notes are an integral part of these unaudited condensed consolidated financial statements.

COMPLETE SOLARIA, INC. AND SUBSIDIARIES

Unaudited Condensed Consolidated Statements of Redeemable Convertible Preferred Stock and Stockholders’ Deficit

(in thousands except number of shares)

	Redeemable Convertible Preferred Stock		Common Stock		Additional Paid-in-Capital	Accumulated Deficit	Accumulated Other Comprehensive Income/(Loss)	Total Stockholders’ Deficit
	Shares	Amount	Shares	Amount
Balance as of January 1, 2022	16,564,370	$31,401	3,739,572	$—	$3,105	$(55,896)	$—	$(52,791)
Issuance of Series D-1, D-2, and D-3 redeemable convertible preferred stock upon conversion of convertible notes and SAFEs(1)	2,771,551	11,558	—	—	—	—	—	—
Issuance of common stock warrants	—	—	—	—	3,447	—	—	3,447
Stock-based compensation	—	—	—	—	48	—	—	48
Net loss	—	—	—	—	—	(1,206)	—	(1,206)

Balance as of March 31, 2022	19,335,921	$42,959	3,739,572	$—	$6,600	$(57,102)	$—	$(50,502)

Balance as of January 1, 2023	34,311,133	$155,630	6,959,618	$—	$34,997	$(85,373)	$27	$(50,349)
Exercise of common stock options	—	—	137,452	—	55	—	—	55
Stock-based compensation	—	—	—	—	1,022	—	—	1,022
Foreign currency translation	—	—	—	—	—	—	1	1
Net loss	—	—	—	—	—	(23,514)	—	(23,514)

Balance as of April 2, 2023	34,311,133	$155,630	7,097,070	$—	$36,074	$(108,887)	$28	$(72,785)

(1)	Includes 1,315,287 shares of Series D-1 redeemable convertible preferred stock with a carrying value of $6.3 million, issued to related parties.

The accompanying notes are an integral part of these unaudited condensed consolidated financial statements.

COMPLETE SOLARIA, INC. AND SUBSIDIARIES

Unaudited Condensed Consolidated Statements of Cash Flows

(in thousands except number of shares)

	Thirteen Weeks Ended April 2, 2023	Three Months Ended March 31, 2022
Cash flows from operating activities
Net loss	$(23,514)	$(1,206)
Adjustments to reconcile net loss to net cash used in operating activities:
Non-cash interest expense(1)	1,248	303
Gain on extinguishment of convertible notes and SAFEs(2)	—	(3,235)
Stock-based compensation expense	1,022	48
Provision for doubtful accounts	2,795	306
Change in reserve for excess and obsolete inventory	791	2,092
Depreciation and amortization	1,008	143
Change in fair value of redeemable convertible preferred stock warrant liability	(209)	116
Accretion of long-term debt in CS Solis	752	336
Non-cash lease expense	248	90
Changes in operating assets and liabilities:
Accounts receivable, net	(3,218)	(3,271)
Inventories	5,313	(2,031)
Prepaid expenses and other current assets	(1,964)	1,772
Accounts payable	2,709	(619)
Accrued expenses and other current liabilities	(1,149)	(1,734)
Other noncurrent assets	(848)	20
Operating lease right-of-use assets and lease liabilities	(212)	(106)
Warranty provision, noncurrent	100	(53)
Deferred revenue	(1,150)	(417)

Net cash used in operating activities	(16,278)	(7,446)

Cash flows from investing activities
Purchase of property and equipment	(30)	—
Proceeds from sale of property and equipment	1	—
Capitalization of internal-use software costs	(457)	(304)

Net cash used in investing activities	(486)	(304)

Cash flows from financing activities
Proceeds from exercise of common stock options	55	—
Proceeds from issuance of convertible notes, net of issuance cost	11,000	—
Proceeds from issuance of notes payable, net	14,102	—
Proceeds from issuance of long-term debt with CS Solis, net of issuance cost	—	25,000
Principal repayment of notes payable	(9,603)	(9,507)
Repayment of convertible notes to related parties	—	(500)

Net cash provided by financing activities	15,554	14,993

Effect of exchange rate changes	1	—
Net increase (decrease) in cash, cash equivalents, and restricted cash	(1,209)	7,243
Cash, cash equivalents, and restricted cash at beginning of period	8,316	5,276

Cash, cash equivalents, and restricted cash at end of period	$7,107	$12,519

Supplemental disclosures of cash flow information:
Cash paid during the year for interest	1,608	52

Supplemental schedule of noncash investing and financing activities:
Issuance of common stock warrants	—	3,447
Issuance of Series D-1, D-2 and D-3 redeemable convertible preferred stock upon conversion of convertible debt, net of issuance costs of $1,431	—	11,558

(1)	Non-cash interest expense to related parties of $0.2 million and $0.1 million during the thirteen weeks ended April 2, 2023 and the three months ended March 31, 2022, respectively.
(2)

Gain on extinguishment of convertible notes and SAFEs includes other income from related parties of zero and $1.4 million during the thirteen weeks ended April 2, 2023 and the three months ended March 31, 2022, respectively.

The accompanying notes are an integral part of these unaudited condensed consolidated financial statements.

(1)	Organization

(a)	Description of Business

Complete Solaria, Inc. (the “Company” or “Complete Solaria”) is a residential solar installer and seller of solar modules, which was formed through Complete Solar Holding Corporation’s acquisition of The Solaria Corporation (“Solaria”).

Complete Solar, Inc. (“Complete Solar”) was incorporated in Delaware on February 22, 2010, and is headquartered in San Ramon, California. Through February 2022, the Company operated as a single legal entity as Complete Solar, Inc. In February 2022, the Company implemented a holding company reorganization (the “Reorganization”) in which the Company created and incorporated Complete Solar Holding Company (“Complete Solar Holdings”). As a result of the Reorganization, Complete Solar Holdings became the successor entity to Complete Solar, Inc. The capitalization structure was not changed because of the Reorganization as all shares of Complete Solar, Inc common stock and preferred stock were exchanged on a one for one basis with shares of Complete Solar Holdings common stock and preferred stock. The Reorganization was accounted for as a change in reporting entity for entities under common control. The historical assets and liabilities of Complete Solar, Inc. are transferred to Complete Solar Holdings at their carrying value, and there is no change to net income, other comprehensive income, or any related per share amounts reported in the unaudited condensed consolidated financial statements requiring retrospective application.

In November 2022, Complete Solar Holdings acquired Solaria (as described in Note 3—Business Combination) and changed its name to Complete Solaria. Complete Solaria combines two complementary businesses: Solaria, a seller of premium solar modules through a national network of installers, and Complete Solar, a residential solar sales and fulfillment company. Management believes that the combination of these two companies establishes Complete Solaria as a full renewable energy system operator with compelling customer offerings, advanced technology and project fulfillment that enables Complete Solaria to sell more products across more geographies in the United States and Europe.

(b)	Liquidity and Going Concern

Since inception, the Company has incurred recurring losses and negative cash flows from operations. The Company incurred net losses of $23.5 million and $1.2 million during the thirteen weeks ended

April 2, 2023 and the three months ended March 31, 2022, respectively, and had an accumulated deficit of $108.9 million as of April 2, 2023. The Company had cash and cash equivalents of $3.3 million as of April 2, 2023. Historically, the Company’s activities have been financed through private placements of equity securities and debt. The Company expects to incur significant operating expenses as it continues to grow its business. The Company believes that its operating losses and negative operating cash flows will continue into the foreseeable future. The Company’s history of recurring losses, negative operating cash flows since inception and the need to raise additional funding to meet its obligations and finance its operations raise substantial doubt about the Company’s ability to continue as a going concern. The Company’s ability to continue as a going concern requires that the Company obtains sufficient funding to meet its obligations and finance its operations. In the event the Company does not complete its merger with Freedom Acquisition I Corp., the Company plans to continue to fund its operations and capital funding needs through a combination of private equity offerings, debt financings and other sources. If the Company is not able to secure adequate additional funding when needed, the Company will need to reevaluate its operating plan and may be forced to make reductions in spending, extend payment terms with suppliers, liquidate assets where possible, or suspend or curtail planned programs or cease operations entirely. These actions could materially impact the Company’s business, results of operations and future prospects. While the Company has been able to raise multiple rounds of financing, there can be no assurance that in the event the Company requires additional financing, such financing will be available on terms that are favorable, or at all. Failure to generate sufficient cash flows from operations, raise additional capital or reduce certain discretionary spending would have a material adverse effect on the Company’s ability to achieve its intended business objectives.

Therefore, there is substantial doubt about the entity’s ability to continue as a going concern within one year after the date that the financial statements are issued. The accompanying financial statements have been prepared assuming the Company will continue to operate as a going concern, which contemplates the realization of assets and settlement of liabilities in the normal course of business. They do not include any adjustments to reflect the possible future effects on the recoverability and classification of assets or the amounts and classifications of liabilities that may result from uncertainty related to its ability to continue as a going concern.

(c)	Basis of Presentation of Unaudited Interim Condensed Consolidated Financial Statements

The accompanying unaudited interim condensed consolidated financial statements of the Company have been prepared in accordance with accounting principles generally accepted in the United States of America (“GAAP”) for interim financial information and with the instructions for interim reporting as prescribed by the Securities and Exchange Commission. Accordingly, they do not include all of the information and footnotes required by GAAP for complete financial statements. The financial statements include the accounts of the Company and its wholly owned subsidiaries. Intercompany accounts and transactions are eliminated upon consolidation.

Effective January 1, 2023, the Company changed its fiscal quarters to four thirteen week periods within a standard calendar year. Each annual reporting period begins on January 1 and ends on December 31. Since the fiscal quarter change was made after the end of fiscal 2022, the Company will continue to report prior year financial information based on its prior year fiscal calendar. The Company’s financial results for the thirteen weeks ended April 2, 2023 are compared to its results for the three months ended March 31, 2022. The comparison of these two quarters is primarily affected by the difference of two days between the first quarter of fiscal 2023 and first quarter of 2022, which the Company notes is immaterial.

In the opinion of management, all adjustments (consisting of normal recurring accruals) considered necessary to make the financial statements not misleading have been included. The information included in this report should be read in conjunction with the audited consolidated financial statements as of and for the year ended December 31, 2022, as filed with the Securities and Exchange Commission (“SEC”) on Form S-4. The condensed consolidated balance sheet as of December 31, 2022, included herein was derived from the audited financial statements as of that date.

Interim financial results are not necessarily indicative of the results that may be expected for any future period.

(d)	Merger with Freedom

In October 2022, Freedom Acquisition I Corp. (“Freedom”) entered into a business combination agreement, as amended on December 26, 2022 and January 17, 2023 (“Business Combination Agreement”) and as amended and restated on May 26, 2023 (“Business Combination Agreement”), with Jupiter Merger Sub I Corp., a Delaware corporation and a wholly owned subsidiary of Freedom (“First Merger Sub”), Jupiter Merger Sub II LLC, a Delaware limited liability company and a wholly owned subsidiary of Freedom (“Second Merger Sub”), Complete Solar Holding Corporation, a Delaware corporation and Solaria, a Delaware corporation.

At the closing of the transactions contemplated by the Business Combination Agreement (the “Closing”), upon the terms and subject to the conditions thereof, and in accordance with the Delaware General Corporation Law, as amended (the “DGCL”), each of the legal entities of Complete Solar and Solaria will merge with merger subsidiaries, with Complete Solar and Solaria being the surviving entities of such transactions and wholly owned subsidiaries of Freedom.

Further at the Closing, all outstanding shares of capital stock of Complete Solaria and all options and warrants to acquire shares of capital stock of Complete Solaria will convert into the right to receive shares of common stock, par value $0.0001 per share, of Freedom (after domestication, as defined in the Business

Combination Agreement) (“Freedom Common Stock”) or comparable equity awards that are settled or are exercisable for shares of Freedom Common Stock. Freedom will be renamed Complete Solaria, Inc. at the Closing.

(2)	Summary of Significant Accounting Policies

(a)	Use of Estimates

The preparation of the Company’s financial statements in conformity with U.S. GAAP requires management to make estimates and assumptions that affect the reported amounts of assets, liabilities, revenue, expenses, as well as related disclosure of contingent assets and liabilities. Significant estimates and assumptions made by management include, but are not limited to, the determination of:

•	The allocation of the transaction price to identified performance obligations;

•	Fair value of redeemable convertible preferred stock warrant liabilities;

•	The fair value of assets acquired and liabilities assumed for business combination;

•	The reserve methodology for inventory obsolescence;

•	The reserve methodology for product warranty;

To the extent that there are material differences between these estimates and actual results, the Company’s financial condition or operating results will be affected.

(b)	Supply Chain Constraints and Risk; COVID-19

The Company relies on a very small number of suppliers of solar energy systems and other equipment. If any of Company’s suppliers was unable or unwilling to provide the Company with contracted quantities in a timely manner at prices, quality levels and volumes acceptable to the Company, the Company would have very limited alternatives for supply, and the Company may not be able find suitable replacements for the Company’s customers, or at all. Such an event could materially adversely affect the Company’s business, prospects, financial condition and results of operations.

The ongoing COVID-19 pandemic has resulted and may continue to result in widespread adverse effects on the global and U.S. economies. Ongoing government and business responses to COVID-19, along with COVID-19 variants and the resurgence of related disruptions, could have a continued material adverse impact on economic and market conditions and trigger a period of continued global and U.S. economic slowdown.

In addition, the global supply chain and the Company’s industry have experienced significant disruptions in recent periods. The Company has seen supply chain challenges and logistics constraints increase, including shortages of panels, inverters, batteries and associated component parts for inverters and solar energy systems available for purchase. In certain cases, this has caused delays in critical equipment and inventory, longer lead times, and has resulted in cost volatility. These shortages and delays can be attributed in part to the COVID-19 pandemic and resulting government action, broader macroeconomic conditions, and have been exacerbated by the ongoing conflict in Russia and Ukraine. While the Company believes that a majority of the Company’s suppliers have secured sufficient supply to permit them to continue delivery and installations through the end of 2023, if these shortages and delays persist into 2024, they could adversely affect the timing of when battery energy storage systems can be delivered and installed, and when (or if) the Company can begin to generate revenue from those systems. In addition, the Company has experienced and is experiencing varying levels of volatility in costs of equipment and labor resulting in part from disruptions caused by general global economic conditions, including inflationary pressures and the COVID-19 pandemic.

The Company cannot predict the full effects these events will have on the Company’s business, cash flows, liquidity, financial condition and results of operations at this time due to numerous uncertainties. In the event the Company is unable to mitigate the impact of delays or price volatility in solar energy systems, raw materials, and freight, it could materially adversely affect the Company’s business, prospects, financial condition and results of operations. For additional information on risk factors that could impact the Company’s results, please refer to “Risk Factors” located elsewhere in this proxy statement/prospectus.

(c)	Segment Information

The Company conducts its business in one operating segment that provides custom solar solutions through a standardized platform to its residential solar providers and companies to facilitate the sale and installation of solar energy systems under a single product group. The Company’s Chief Executive Officer (“CEO”) is the Chief Operating Decision Maker (“CODM”). The CODM allocates resources and makes operating decisions based on financial information presented on a consolidated basis. The profitability of the Company’s product group is not a determining factor in allocating resources and the CODM does not evaluate profitability below the level of the consolidated company. All the Company’s long-lived assets are maintained in the United States of America.

(d)	Restricted Cash

The Company classifies all cash for which usage is limited by contractual provisions as restricted cash. Restricted cash balance as of April 2, 2023 and December 31, 2022, was $3.8 million and $3.9 million, respectively. The restricted cash consists of deposits in money market accounts, which is used as cash collateral backing letters of credit related to customs duty authorities’ requirements. The Company has presented these balances under restricted cash, as a long term asset, in the unaudited condensed consolidated balance sheets. The Company reconciles cash, cash equivalents, and restricted cash reported in the unaudited condensed consolidated balance sheets that aggregate to the beginning and ending balances shown in the unaudited condensed consolidated statements of cash flows as follows (in thousands):

	As of April 2, 2023	As of December 31, 2022
Cash and cash equivalents	$3,349	$4,409
Restricted cash	3,758	3,907

Total cash, cash equivalents, and restricted cash	$7,107	$8,316

(e)	Revenue Recognition

Disaggregation of revenue

Refer to the table below for the Company’s revenue recognized by product and service type (in thousands):

	Thirteen Weeks Ended	Three Months Ended
	April 2, 2023	March 31, 2022
Solar energy system installations	$15,843	$19,728
Solar panel sales	18,721	—
Software enhanced services	834	574

Total revenue	$35,398	$20,302

Refer to the table below for the Company’s revenue recognized by geography based on the location of the customer (in thousands):

	Thirteen Weeks Ended	Three Months Ended
	April 2, 2023	March 31, 2022
United States	$32,874	$20,302
Other	2,524	—

Total revenue	$35,398	$20,302

Remaining performance obligations

The Company has elected the practical expedient not to disclose remaining performance obligations for contracts that are less than one year in length. As of April 2, 2023, the Company has deferred $1.3 million associated with a long-term service contract.

Incremental costs of obtaining customer contracts

Incremental costs of obtaining customer contracts consist of sales commissions, which are costs paid to third-party vendors who source residential customer contracts for the sale of solar energy systems by the Company. The Company defers sales commissions and recognizes expense in accordance with the timing of the related revenue recognition. Amortization of deferred commissions is recorded as sales commissions in the accompanying unaudited condensed consolidated statements of operations and comprehensive loss. As of April 2, 2023 and December 31, 2022, deferred commissions were $4.4 million and $2.8 million, respectively, which were included in prepaid expenses and other current assets in the accompanying unaudited condensed consolidated balance sheets.

Deferred revenue

The Company typically invoices its customers upon completion of set milestones, generally upon installation of the solar energy system with the remaining balance invoiced upon passing final building inspection. Standard payment terms to customers range from 30 to 60 days. When the Company receives consideration, or when such consideration is unconditionally due, from a customer prior to delivering goods or services to the customer under the terms of a customer agreement, the Company records deferred revenue. As installation projects are typically completed within 12-months, the Company’s deferred revenue is reflected in current liabilities in the accompanying unaudited condensed consolidated balance sheets. The amount of revenue recognized during the thirteen weeks ended April 2, 2023 and the three months ended March 31, 2022 that was included in deferred revenue at the beginning of each period was $5.4 million and $3.9 million, respectively.

(f)	Fair Value Measurements

The Company utilizes valuation techniques that maximize the use of observable inputs and minimize the use of unobservable inputs to the extent possible. The Company determines fair value based on assumptions that market participants would use in pricing an asset or liability in the principal or most advantageous market.

When considering market participant assumptions in fair value measurements, the following fair value hierarchy distinguishes between observable and unobservable inputs, which are categorized in one of the following levels:

•	Level 1 inputs: Unadjusted quoted prices in active markets for identical assets or liabilities accessible to the reporting entity at the measurement date.

•

Level 2 inputs: Other than quoted prices included in Level 1 inputs that are observable for the asset or liability, either directly or indirectly, for substantially the full term of the asset or liability.

•

Level 3 inputs: Unobservable inputs for the asset or liability used to measure fair value to the extent that observable inputs are not available, thereby allowing for situations in which there is little, if any, market activity for the asset or liability at the measurement date.

The Company’s financial instruments include cash, accounts receivable, accounts payable, accrued expenses, convertible notes, notes payable, common stock warrants and redeemable convertible preferred stock warrants. The carrying amounts of cash, accounts receivable, accounts payable, accrued expenses, convertible notes and notes payable approximate their fair value because of their short- term nature (classified as level 1).

(g)	Net Loss Per Share

Basic and diluted net loss per share attributable to common stockholders is presented in conformity with the two-class method required for participating securities. The Company considers all series of its redeemable convertible preferred stock to be participating securities. Net loss is attributed to common stockholders and participating securities based on their participation rights. Net loss attributable to common stockholders is not allocated to the redeemable convertible preferred stock as the holders of the redeemable convertible preferred stock do not have a contractual obligation to share in any losses.

Under the two-class method, basic net loss per share attributable to common stockholders is computed by dividing the net loss attributable to common stockholders by the weighted-average number of shares of common stock outstanding during the period.

Diluted earnings per share attributable to common stockholders adjusts basic earnings per share for the potentially dilutive impact of redeemable convertible preferred stock, stock options, and convertible notes. As the Company has reported losses for all periods presented, all potentially dilutive securities including redeemable convertible preferred stock, stock options, common stock warrants, redeemable convertible preferred stock warrants and convertible notes, are antidilutive and accordingly, basic net loss per share equals diluted net loss per share.

(h)	Recently Adopted Accounting Pronouncements

In June 2016, the FASB issued ASU 2016-13, Financial instruments—Credit Losses (Topic 326): Measurement of Credit Losses on Financial Instruments, and subsequent related ASUs, which amends the guidance on the impairment of financial instruments by requiring measurement and recognition of expected credit losses for financial assets held. ASU 2016-13 is effective for public and private companies’ fiscal years, and for interim periods within those fiscal years, beginning after December 15, 2019, and December 15, 2022, respectively. The Company adopted ASU 2016-13 under the private company transition guidance beginning January 1, 2023. The adoption did not have a material impact on the Company’s unaudited condensed consolidated financial statements.

(3)	Business Combination

Solaria Acquisition

On November 4, 2022, the Complete Solar Holdings acquired Solaria for aggregate consideration paid of $89.1 million, comprising of $0.1 million in cash, 2,844,550 shares of common stock with an aggregate fair value of $17.3 million, 6,803,549 shares of preferred stock with an aggregate fair value of $52.2 million, 78,962 common stock warrants for an aggregate value of $0.2 million, 1,376,414 preferred stock warrants for an aggregate fair value of $7.8 million, 5,382,599 stock options with an aggregate fair value of $10.0 million attributable to services provided prior to the acquisition date, and the payment of seller incurred transaction expenses of $1.5 million. In addition, the Company assumed $14.1 million of unvested Solaria stock options, which will be recorded as stock-based expense over the remaining service period. Solaria designs, develops, manufactures, and generates revenue from the sale of silicon photovoltaic solar panels and licensing of its technology to third parties. The Company believes that the acquisition of Solaria will establish the Company as a full system operator, with a compelling customer offering with best-in-class technology, financing, and project fulfilment, that will enable the Company to sell more product across more geographies in the United States and Europe. This transaction was accounted for as a business combination in accordance with ASC 805, Business Combinations.

The fair value of assets acquired and liabilities assumed was based upon a preliminary valuation and the Company’s estimates and assumptions are subject to change within the measurement period. The following table summarized the provisional fair value of identifiable assets acquired and liabilities assumed (in thousands):

Cash, cash equivalents and restricted cash	$5,402
Accounts receivable	4,822
Inventories	5,354
Prepaid expenses and other current assets	8,569
Property and equipment	830
Operating lease right-of-use assets	1,619
Intangible assets	43,100
Other non-current assets	112

Total identifiable assets acquired	69,808

Accounts payable	4,210
Accrued expenses and other current liabilities	11,845
Notes payable	20,823
Deferred revenue	73
Operating lease liabilities, net of current portion	1,132
Warranty provision, noncurrent	1,566
SAFE agreements	60,470

Total identifiable liabilities assumed	100,119

Net identifiable liabilities assumed	30,311
Goodwill	119,422

Total aggregate consideration paid	$89,111

Goodwill represents the excess of the preliminary estimated consideration transferred over the fair value of the net tangible and intangible assets acquired and has been allocated to the Company’s single reporting unit. Goodwill is primarily attributable to expected post-acquisition synergies from assembled workforce and also from integrating Solaria’s products and solutions into the Company’s own businesses to provide access to more features and resources and offers incremental revenue opportunities. Goodwill of $119.4 million is deductible over 15 years for U.S. income tax purposes.

Intangible assets acquired are as follows (in thousands):

Trademarks	$5,700
Developed technology	12,700
Customer relationships	24,700

Total intangible asset	$43,100

The income approach, using the relief from royalty method, was used to value trademarks and developed technology. Significant assumptions included in the valuation of trademarks and developed technology include projected revenues, the selected royalty rate and the economic life of the underlying asset.

The income approach, using the multi-period excess earning method, was used to value customer relationships. Significant assumptions included in the valuation of customer relationships include projected revenues, customer attrition and expense growth over the forecasted period.

As a result of the Solaria acquisition, the Company recognized $45.9 million of deferred tax assets. Due to the uncertainty surrounding the Company’s ability to realize such deferred income tax assets, a full valuation allowance has been established.

Unaudited Pro Forma Information

The following unaudited pro forma financial information gives effect to the acquisition of Solaria as if it were consummated on January 1, 2022 including pro forma adjustments relating to the valuation and allocation of the aggregate consideration paid, amortization of intangible assets, incremental stock-based compensation and direct transaction costs. The historical financial statements have been adjusted in the unaudited combined financial information to give effect to events that are directly attributable to the business combination and are factually supportable. This data is presented for informational purposes only and is not intended to represent or be indicative of the results of operations that would have been reported had the acquisition occurred on January 1, 2022. Actual results may differ from the unaudited combined pro forma information presented below (in thousands):

Three Months Ended
March 31, 2022
Revenues	$29,321
Net loss	$(8,732)

(4)	Prepaid Expenses and Other Current Assets

Prepaid expenses and other current assets consists of the following (in thousands):

	As of
	April 2, 2023	December 31, 2022
Inventory deposits	$6,388	$6,255
Prepaid sales commissions	4,382	2,838
Other	1,265	978

Total prepaid expenses and other current assets	$12,035	$10,071

(5)	Property and Equipment, Net

Property and equipment, net consists of the following (in thousands):

	As of
	April 2, 2023	December 31, 2022
Developed software	$5,511	$5,054
Manufacturing equipment	131	102
Furniture & equipment	90	90
Leasehold improvements	708	708

Total property and equipment	6,440	5,954
Less accumulated depreciation and amortization	(2,734)	(2,478)

Total property and equipment, net	$3,706	$3,476

Depreciation and amortization expense on tangible assets totaled $0.3 million and $0.1 million for the thirteen weeks ended April 2, 2023 and three months ended March 31, 2022, respectively. There were no impairment charges recognized for the thirteen weeks ended April 2, 2023 or for the three months ended March 31, 2022.

(6)	Goodwill and Intangible Assets

The goodwill balances as of April 2, 2023 and December 31, 2022 was $119. 4 million. There were no impairments of goodwill recognized during the thirteen weeks ended April 2, 2023. See Note 3 for additional information regarding the Company’s acquisitions including recognition of goodwill.

Intangible assets consisted of the following (in thousands, except years data):

	As of April 2, 2023				As of December 31, 2022
	Weighted- Average Remaining Life (Years)	Gross Carrying Amount	Accumulated Amortization	Net Amount	Gross Carrying Amount	Accumulated Amortization	Net Amount
Assembled workforce. . .	0.0	137	(137)	—	137	(133)	$4
Trademarks. . . . . . . . . . .	9.6	5,700	(239)	5,461	5,700	(95)	5,605
Customer relationship. . .	21.6	24,700	(470)	24,230	24,700	(187)	24,513
Developed technology. . .	9.6	12,700	(532)	12,168	12,700	(212)	12,488

Total intangible assets. . .		43,237	(1,378)	41,859	43,237	(627)	42,610

Amortization expense related to intangible assets for the thirteen weeks ended April 2, 2023 and the three months ended March 31, 2022 were as follows (in thousands):

	Thirteen Weeks Ended April 2, 2023	Three Months Ended March 31, 2022
Assembled workforce	$4	$17
Trademarks	144	—
Customer relationship	284	—
Developed technology	320	—

Total amortization expense	$752	$17

For the thirteen weeks ended April 2, 2023, amortization expense related to intangible assets of $0.3 million, $0.4 million, and less than $0.1 million was recorded in cost of revenue, sales and marketing expense, and general and administrative expense, respectively, on the accompanying unaudited condensed consolidated statements of operations and comprehensive loss. For the three months ended March 31, 2022, amortization expense related to intangible assets of less than $0.1 million was recorded to general and administrative expense on the accompanying unaudited condensed consolidated statements of operations and comprehensive loss. No impairment expense was incurred for the thirteen weeks ended April 2, 2023 or for the three months ended March 31, 2022.

The expected future amortization expense of intangible assets as of April 2, 2023 is presented below (in thousands):

2023	$2,215
2024	2,963
2025	2,963
2026	2,963
2027 and thereafter	30,755

Total amortization expense	$41,859

(7)	Accrued Expenses and Other Current Liabilities

Accrued expenses and other current liabilities consist of the following (in thousands):

	April 2, 2023	December 31, 2022
Accrued compensation and benefits	$3,492	$3,940
Accrued term loan and revolving loan amendment and final payment fees	2,400	2,400
Uninvoiced contract costs	1,841	1,914
Accrued legal settlements	1,515	1,853
Customer deposits	965	930
Accrued taxes	962	1,245
Operating lease liabilities, current	906	958
Accrued rebates and credits	675	1,076
Warranty provision, current	557	767
Inventory received but not invoiced	248	972
Other accrued liabilities	5,082	3,775

Total accrued expenses and other current liabilities	$18,643	$19,830

(8)	Employee Benefit Plan

The Company sponsors a 401(k) defined contribution and profit-sharing plan (“401(k) Plan”) for its eligible employees. This 401(k) Plan provides for tax-deferred salary deductions for all eligible employees. Employee contributions are voluntary. Employees may contribute the maximum amount allowed by law, as limited by the annual maximum amount as determined by the Internal Revenue Service. The Company may match employee contributions in amounts to be determined at the Company’s sole discretion. The Company made no contributions to the 401(k) Plan for the thirteen weeks ended April 2, 2023 and three months ended March 31, 2022.

(9)	Other Income (Expense), Net

Other income (expense), net consists of the following (in thousands):

	Thirteen Weeks Ended April 2, 2023	Three Months Ended March 31, 2021
Change in fair value of redeemable convertible preferred stock warrant liability	$209	$(116)
Gain on extinguishment of convertible notes and SAFE agreements(1)	—	3,236
Other, net	108	85

Total other income (expense), net	$317	$3,205

(1)	Includes $1.4 million of other income recognized upon the conversion of related party convertible notes and SAFEs.

(10)	Common Stock

The Company has authorized the issuance of 60,000,000 shares of common stock as of April 2, 2023 and December 31, 2022, respectively.

The Company has reserved shares of common stock for issuance related to the following redeemable convertible preferred stock, stock options, common stock warrants, redeemable convertible preferred stock warrants, and future grants:

	As of April 2, 2023	As of December 31, 2022
Series A redeemable convertible preferred stock	15,278	15,278
Series A-2 redeemable convertible preferred stock	6,667	6,667
Series B redeemable convertible preferred stock . . . .	1,024,617	1,024,617
Series C redeemable convertible preferred stock . . . .	12,717,525	12,717,525
Series C-1 redeemable convertible preferred stock . ..	2,800,283	2,800,283
Series D-1 redeemable convertible preferred stock . ..	2,660,797	2,660,797
Series D-2 redeemable convertible preferred stock . ..	62,498	62,498
Series D-3 redeemable convertible preferred stock . ..	48,256	48,256
Series D-4 redeemable convertible preferred stock . ..	2,139,030	2,139,030
Series D-5 redeemable convertible preferred stock . ..	479,370	479,370
Series D-6 redeemable convertible preferred stock . ..	921,250	921,250
Series D-7 redeemable convertible preferred stock . ..	3,263,900	3,263,900
Series D-8 redeemable convertible preferred stock . ..	8,171,662	8,171,662
Common stock warrants . . . . . . . . . . . . . . . . . . . . . . .	4,630,168	4,630,168
Redeemable convertible preferred stock warrants . . .	2,386,879	2,386,879
Stock options, issued and outstanding . . . . . . . . . . . .	9,714,894	10,291,367
Stock options, authorized for future issuance . . . . . . .	1,204,925	765,904

Total shares reserved . . . . . . . . . . . . . . . . . . . . . .	52,247,999	52,385,451

Common Stock Warrants

In January 2020, the Company issued a warrant to purchase 358,341 shares of common stock in conjunction with the Series C-1 preferred stock financing. The warrant is immediately exercisable at an exercise price of $0.01 per share and has an expiration date of January 2030. The warrant remains outstanding as of April 2, 2023. At issuance, the relative fair value of the warrant was determined to be $0.1 million using the Black-Scholes model, which was recorded within additional paid-in capital on the unaudited condensed consolidated balance sheets. The warrant is not remeasured in future periods as it meets the conditions for equity classification.

In May and August 2021, the Company issued warrants to purchase 5,122 and 5,229 shares of common stock, respectively, in conjunction with the Fifth and Sixth Amendments to the Loan and Security Agreement with Silicon Valley Bank. The warrants are immediately exercisable at exercise prices of $0.38 and $0.62 per share, respectively, and have expiration dates in 2033. The warrants remain outstanding as of April 2, 2023. At issuance, the relative fair value of the warrants were determined to be less than $0.1 million in aggregate using the Black-Scholes model, which was recorded within additional paid-in-capital on the accompanying unaudited condensed consolidated balance sheets. The warrants are not remeasured in future periods as they meet the conditions for equity classification.

In October 2021, the Company issued a warrant to purchase 50,000 shares of common stock in conjunction with the issuance of a short-term promissory note. The warrant is immediately exercisable at an exercise price of $0.01 per share and has an expiration date of October 2031. The warrant remains outstanding as of April 2, 2023. At issuance, the relative fair value of the warrant was determined to be less than $0.1 million using the Black-Scholes model, which was recorded within additional paid-in capital on the unaudited condensed consolidated balance sheets. The warrant is not remeasured in future periods as it meets the conditions for equity classification.

In February 2022, as part of a debt financing from CRSEF Solis Holdings, LLC (“Carlyle”) (refer to Note 12—Borrowing Arrangements), the company issued a warrant to purchase 5,978,960 shares of common stock in conjunction with the redeemable investment in CS Solis. The warrant contains two tranches, the first of which is immediately exercisable for 4,132,513 shares. The second tranche, which is determined to be a separate unit of account, was exercisable upon a subsequent investment from Carlyle in CS Solis. No subsequent investment was made and the investment period expired on December 31, 2022 and the second tranche of warrants expired prior to becoming exercisable. The vested warrant has an exercise price of $0.01 per share and has an expiration date of February 2029. The warrant remains outstanding as of April 2, 2023. At issuance, the relative fair value of the warrant was determined to be $3.4 million using the Black-Scholes model, which was recorded within additional paid-in capital and as a discount on the long-term debt in CS Solis on the unaudited condensed consolidated balance sheets. The warrant is not remeasured in future periods as it meets the conditions for equity classification.

In November 2022, the company issued a warrant to a third-party service provider to purchase 78,962 shares of common stock in conjunction with the merger agreement with Solaria. The warrant is immediately exercisable at an exercise price of $8.00 per share and has an expiration date of April 2024. The warrant remains outstanding as of April 2, 2023. At issuance, the relative fair value of the warrant was determined to be $0.1 million using the Black-Scholes model, which was recorded within additional paid-in capital on the unaudited condensed consolidated balance sheets. The warrant is not remeasured in future periods as it meets the conditions for equity classification.

The following assumptions were used to calculate the fair value of the common stock warrants issued:

	April 2, 2023	December 31, 2022
Expected term	1.5-7.0 years	10.0 – 12.0 years
Expected volatility	73.0-78.5%	73.0%
Risk-free interest rate	1.9% – 4.7%	1.3% – 1.7%
Expected dividends	0.0%	0.0%

(11)	Redeemable Convertible Preferred Stock

As of April 2, 2023 and December 31, 2022, the Company’s redeemable convertible preferred stock consisted of the following (in thousands, except share data):

	As of April 2, 2023 and December 31, 2022
Shares designated as:	Authorized shares	Shares issued and outstanding	Proceed, net of issuance costs	Aggregate liquidation preference
Series A redeemable convertible preferred stock	15,278	15,278	$30	$26
Series A-2 redeemable convertible preferred stock	6,667	6,667	4	10
Series B redeemable convertible preferred stock	1,035,082	1,024,617	4,347	4,406
Series C redeemable convertible preferred stock	13,717,525	12,717,525	19,737	20,048
Series C-1 redeemable convertible preferred stock	2,800,283	2,800,283	7,283	7,420
Series D-1 redeemable convertible preferred stock	2,660,797	2,660,797	11,342	13,233
Series D-2 redeemable convertible preferred stock	62,498	62,498	127	117
Series D-3 redeemable convertible preferred stock	48,256	48,256	88	75
Series D-4 redeemable convertible preferred stock	2,139,030	2,139,030	15,102	15,102
Series D-5 redeemable convertible preferred stock	479,370	479,370	3,576	3,576
Series D-6 redeemable convertible preferred stock	921,250	921,250	7,315	7,315
Series D-7 redeemable convertible preferred stock	4,640,314	3,263,900	26,209	26,209
Series D-8 redeemable convertible preferred stock	8,171,665	8,171,662	60,470	60,470

	36,698,015	34,311,133	$155,630	$158,007

A complete description of the rights, preferences, privileges and restrictions of the redeemable convertible preferred stock are in the amended and restated articles of incorporation. Significant rights and preferences of the outstanding redeemable convertible preferred stock are as follows:

Conversion—All of the redeemable convertible preferred stock instruments are convertible at the option of the holder at any time, or immediately upon (1) upon the date of the written consent/agreement of the preferred stockholders, (2) upon the closing of the sale of shares of common stock to the public in a firm- commitment underwritten public offering resulting in at least $50.0 million of gross proceeds, or (3) upon the effectiveness of a registration statement under the Securities Act that registers shares of capital stock of the Company on a national securities exchange. Given that the conversion price is currently fixed, the Company would issue a fixed number of shares of common stock to settle the redeemable convertible preferred stock, unless a down round of common stock is issued, in which case the conversion price would be adjusted to maintain the value of preferred stock converted to common stock. The conversion price for each outstanding share of Series A, Series A-1, Series A-2, Series B, Series C, Series C-1, Series D-1, Series D-2, Series D-3, Series D-4, Series D-5, Series D-6, Series D-7, and Series D-8 redeemable convertible preferred stock is $1.6875, $0.900633, $1.50, $4.30, $1.5764, $2.6497, $4.9733, $1.8650, $1.5542, $7.0600, $7.4600, $7.9400, $8.0300, and $7.4000 respectively.

Redemption—The redeemable convertible preferred stock does not contain any mandatory redemption features, however, they may be redeemed upon an event that is not solely within the control of the Company. As such, the redeemable convertible preferred stock is classified as temporary equity (mezzanine equity) in the accompanying unaudited condensed consolidated financial statements.

Dividends—Holders of the Series D-1, Series D-2, and Series D-3 redeemable convertible preferred stock are entitled to receive noncumulative cash dividends prior to and in preference to any declaration or payment of any dividends on Series A, Series A-2, Series B, Series C, Series C-1 redeemable convertible preferred stock or common stock of the Company at the rate of $0.3979 per share per annum on each outstanding share of Series D-1 redeemable convertible preferred stock, $0.1492 per share per annum on each outstanding share of Series D-2 redeemable convertible preferred stock, and $0.1243 per share per annum on each outstanding share of Series D-3 redeemable convertible preferred stock, when and if declared by the Board of Directors. The holders of Series C and Series C-1 redeemable convertible preferred stock are entitled to receive non-cumulative cash dividends prior to and in preference to any declaration or payment of any dividends on Series A, Series A-2, Series B redeemable convertible preferred stock or common stock of the Company at the rate of $0.1261 per share per annum on each outstanding share of Series C redeemable convertible preferred stock, and $0.2120 per share per annum on each outstanding share of Series C-1 redeemable convertible preferred stock, when and if declared by the Board of Directors. The holders of Series A, Series A-2, and Series B redeemable convertible preferred stock are entitled to receive non-cumulative dividends in the amount of $0.135, $0.12, and $0.344per share, respectively, per annum, as adjusted for stock splits, combinations, recapitalizations or the like, on a pari passu basis and prior and in preference to any declaration or payment of any dividends declared on common stock of the Company, when and if declared by the Board of Directors. After payment of such dividends, any additional dividends will be distributed to holders of preferred stock and common stock pro rata based on number of common stock held by each holder, assuming conversion of all preferred stock into common stock. To date, no dividends have been declared.

Liquidation Preference—Upon a liquidation event, holders of Series D-1, Series D-2, and Series D-3 redeemable convertible preferred stock are entitled to receive, prior to and in preference over holders of Series A, Series A-2, Series B, Series C, Series C-1 redeemable convertible preferred stock, and common stock, an amount equal to $4.9733 for each outstanding share of Series D-1 redeemable convertible preferred stock, $1.8650 for each outstanding share of Series D-2 redeemable convertible preferred stock, and $1.5542 for each outstanding share of Series D-3 redeemable convertible preferred stock, plus any declared but unpaid dividends. After the payment of the Series D-1, Series D-2, and Series D-3 redeemable convertible preferred stock liquidation preference, holders of Series C-1 redeemable convertible preferred stock are entitled to receive, prior to and in preference over holders of Series A, Series A-2, Series B, and

Series C redeemable convertible preferred stock, and common stock, an amount equal to $2.6497 for each outstanding share of Series C-1 redeemable convertible preferred stock, plus any declared but unpaid dividends. After the payment of the Series C-1 redeemable convertible preferred stock liquidation preference, holders of Series C redeemable convertible preferred stock are entitled to receive, prior to and in preference over holders of Series A, Series A-2, and Series B redeemable convertible preferred stock, and common stock, an amount equal to $1.5764 for each outstanding share of Series C redeemable convertible preferred stock, plus any declared but unpaid dividends. Upon the completion of the distribution to the holders of Series C redeemable convertible preferred stock, holders of Series A, Series A-2, and Series B redeemable convertible preferred stock are entitled to receive, on a pari passu basis and prior and in preference to the holders of common stock, an amount equal to $1.6875, $1.50, and $4.30 per share, respectively, plus any declared but unpaid dividends. If the assets legally available are insufficient to satisfy the entire liquidation preference of all classes of preferred stock, the funds will be distributed ratably to the holders of preferred stock in proportion to the preferential amount each such holder is otherwise entitled to receive. Any remaining assets of the Company will be distributed ratably among the holders of common stock.

Voting—Each share of redeemable convertible preferred stock is entitled to one vote for each share of common stock into which such share of redeemable convertible preferred stock is convertible.

Preferred Stock Warrants

In February 2016, the Company issued a warrant to purchase 10,465 shares of Series B preferred stock (the “Series B warrant”) in connection with the 2016 Credit Facility. The Series B warrant is immediately exercisable at an exercise price of $4.30 per share and has an expiration date of February 2026. The fair value of the Series B warrant was less than $0.1 million as of April 2, 2023 and December 31, 2022, respectively. The relative fair value of the Series B warrant at issuance was recorded into debt issuance costs and other non-current liabilities on the accompanying unaudited condensed consolidated balance sheets, and changes in fair value have been recorded in other income (expense), net on the accompanying unaudited condensed consolidated statements of operations and comprehensive loss for the thirteen weeks ended April 2, 2023 and the three months ended March 31, 2022.

In July 2016, the Company issued a warrant to purchase 307,500 shares of Series C preferred stock (the “Series C warrant”) in connection with the Series C financing. The Series C warrant agreement also provided for an additional number of Series C shares calculated on a monthly basis commencing on June 2016 based on the principal balance outstanding of the notes payable outstanding. The maximum number of shares exercisable under the Series C warrant agreement is 1,000,000 shares of Series C preferred stock. The Series C warrant was immediately exercisable at an exercise price of $1.00 per share and has an expiration date of July 2026. The fair value of the Series C warrant was $6.3 million as of both April 2, 2023 and December 31, 2022. The relative fair value of the Series C warrant at issuance as recorded as Series C preferred stock issuance costs and other non-current liabilities on the accompanying unaudited condensed consolidated balance sheets, and changes in fair value have been recorded in other income (expense), net on the accompanying unaudited condensed consolidated statements of operations and comprehensive loss for the thirteen weeks ended April 2, 2023 and the three months ended March 31, 2022.

In November 2022, the company issued warrants to purchase 1,376,414 shares of Series D-7 preferred stock (the “Series D-7 warrants”) in conjunction with the merger agreement with Solaria. The warrant contains two tranches. The first tranche of 1,090,865 shares of Series D-7 preferred stock is exercisable at an exercise price of $2.50 per share upon consummation of a deSPAC transaction, or at an exercise price of $2.04 per share upon remaining private and has an expiration date of April 2024. The second tranche of 285,549 shares of Series D-7 preferred stock is exercisable at an exercise price of $5.00 per share upon consummation of a deSPAC transaction, or at an exercise price of $4.09 per share upon remaining private and has an expiration date of April 2024. The warrants remain outstanding as of April 2, 2023. The fair value of the Series D-7 warrants was $7.6 million as of April 2, 2023 and $7.8 million as of December 31,

2022. All of the Series B, Series C, and Series D preferred stock warrants remained outstanding as of April 2, 2023 and December 31, 2022.

(12)	Borrowing Arrangements

Convertible notes, net and convertible notes, net due to related parties

As of April 2, 2023 and December 31, 2022, the Company’s convertible notes consisted of the following (in thousands):

	April 2, 2023	December 31, 2022
Convertible notes, net, noncurrent 2022 Convertible Notes	$14,560	$3,434

Convertible notes, net, noncurrent	14,560	3,434

Convertible notes, net due to related parties, noncurrent 2022 Convertible Notes	15,703	15,510

Convertible notes, net due to related parties, noncurrent	15,703	15,510

Total convertible notes	$30,263	$18,944

Convertible Promissory Notes with Ecosystem Integrity Fund II, LP.

On April 30, 2021, the Company issued a short-term Subordinated Convertible Promissory Note to Ecosystem Integrity Fund II, LP (“EIF”) for a total principal of $0.5 million plus accrued interest of 3.0% per annum due on June 30, 2021. The Note included a conversion feature which allows the holder to convert any portion of the note plus any unpaid accrued interest (“Conversion Amount”) into shares of Series C-1 Preferred Stock on the maturity date of June 30, 2021 or thereafter. As of December 31, 2021 the principal and accrued interest remained outstanding and the holder did not elect to covert the note into Series C-1 Preferred shares. The principal and accrued interest of $0.5 million was repaid in February 2022, and as such, the balance remaining at December 31, 2022 and thereafter remained zero.

2019-A Convertible Notes

In 2019, the Company issued a series of convertible notes (“2019-A Convertible Notes”) for $0.1 million in proceeds, with immaterial debt issuance costs, and which were due and payable on demand by the holders after August 2020. The notes carried simple interest of 6.0% and contained a conversion feature whereby the notes would convert at 80% of the issuance price of the preferred shares in the next equity financing. The notes also contained other embedded features such as conversion options that were exercisable upon the occurrence of various contingencies. All of the embedded features were analyzed to determine whether they should be bifurcated and separately accounted for as a derivative. Pursuant to such analysis, the Company valued and bifurcated the share-settled redemption feature, which enabled the holders to convert the notes to the preferred shares at a predefined discount from the issuance price and recorded its initial fair value of less than $0.1 million as a discount on the convertible notes face amount. The debt discount was amortized to interest expense at a weighted-average effective interest rate of 17.6% through the maturity dates of the notes.

The fair value of the share-settled redemption feature was estimated based on a probability-weighted analysis of the discounted value of the notes converting under a Next Equity Financing, a change in control, default, or maturity, and the changes in fair value were recognized as a component of other income (expense), net in the accompanying unaudited condensed consolidated statements of operations and comprehensive loss. The Company recorded zero in expense during the thirteen weeks ended April 2, 2023 and the three months ended March 31, 2022, related to the change in the fair value of the convertible notes embedded derivative liability. The convertible notes were carried within the accompanying unaudited condensed consolidated balance sheets at their original issuance value, net of unamortized debt discount and issuance costs. In March 2022, as part of the Company’s Series D Preferred Stock issuance, the 2019-A Convertible Notes converted into 62,500 shares of Series D-2 redeemable convertible preferred stock. The Company recognized a gain on the conversion of less than $0.1 million in other income (expense), net on the unaudited condensed consolidated statements of operations and comprehensive loss. As the full carrying value of the note was converted to Series D Preferred Stock, the balance remaining for the note at December 31, 2022 and thereafter remained zero.

Interest expense related to the convertible notes was as follows (in thousands):

	Thirteen Weeks Ended April 2, 2023	Three Months Ended March 31, 2022
Amortization of debt discount	$—	$—
PIK interest	—	1

Total non-cash interest expense	$—	$1

2020-A Convertible Notes

In 2020, the Company issued a series of convertible notes (“2020-A Convertible Notes”) for $3.8 million in proceeds, with immaterial debt issuance costs, and which are due and payable on demand by the holders after April 2021. The notes carried simple interest of 2.0% and contained a conversion feature whereby the notes would convert at 80% of the issuance price of the preferred shares in the next equity financing. The notes also contained other embedded features such as conversion options that were exercisable upon the occurrence of various contingencies. All of the embedded features were analyzed to determine whether they should be bifurcated and separately accounted for as a derivative. Pursuant to such analysis, the Company valued and bifurcated the share-settled redemption feature, which enables the holders to convert the notes to the preferred shares at a predefined discount from the issuance price and recorded its initial fair value of $0.5 million as a discount on the convertible notes face amount. The debt discount was amortized to interest expense at a weighted-average effective interest rate of 25.6% through the maturity dates of the notes.

The fair value of the share-settled redemption feature was estimated based on a probability-weighted analysis of the discounted value of the notes converting under a Next Equity Financing, a change in control, default, or maturity, and the changes in fair value were recognized as a component of other income (expense), net in the accompanying unaudited condensed consolidated statements of operations and comprehensive loss. The Company recorded zero in expense during the thirteen weeks ended April 2, 2023 and the three months ended March 31, 2022, related to the change in the fair value of the convertible notes embedded derivative liability. The convertible notes were carried within the accompanying unaudited condensed consolidated balance sheets at their original issuance value, net of unamortized debt discount and issuance costs. In March 2022, as part of the Company’s Series D Preferred Stock issuance, the 2020-A Convertible Notes converted into 785,799 shares of Series D-1 redeemable convertible preferred stock. The Company recognized a gain on the conversion of $0.9 million in other income (expense), net on the unaudited condensed consolidated statements of operations and comprehensive loss. As the full carrying value of the note was converted to Series D Preferred Stock, the balance remaining for the note at December 31, 2022 and thereafter remained zero.

Interest expense related to the convertible notes was as follows (in thousands):

	Thirteen Weeks Ended April 2, 2023	Three Months Ended March 31, 2022
Amortization of debt discount	$—	$—
PIK interest	—	16

Total non-cash interest expense	$—	$16

2021-A Convertible Notes

In 2020, the Company issued a series of convertible notes (“2021-A Convertible Notes”) for $4.3 million in proceeds, with immaterial debt issuance costs, and which are due and payable on demand by the holders after February 2022. The holders are existing investors and are not expected to demand cash settlement, as the Company expects to raise additional preferred financing under which the notes will convert into preferred shares. The notes carry simple interest of 2.0% and contained a conversion feature whereby the notes would convert at 80% of the issuance price of the preferred shares in the next equity financing. The notes also contained other embedded features such as conversion options that were exercisable upon the occurrence of various contingencies. All of the embedded features were analyzed to determine whether they should be bifurcated and separately accounted for as a derivative. Pursuant to such analysis, the Company valued and bifurcated the share-settled redemption feature, which enables the holders to convert the notes to the preferred shares at a predefined discount from the issuance price and recorded its initial fair value of $0.6 million as a discount on the convertible notes face amount. The debt discount is amortized to interest expense at a weighted-average effective interest rate of 18.1% through the maturity dates of the notes.

The fair value of the share-settled redemption feature was estimated based on a probability-weighted analysis of the discounted value of the notes converting under a Next Equity Financing, a change in control, default, or maturity, and the changes in fair value were recognized as a component of other income (expense), net in the unaudited condensed consolidated statements of operations and comprehensive loss. The Company recorded zero in expense during the thirteen weeks ended April 2, 2023 and the three months ended March 31, 2022, related to the change in the fair value of the convertible notes embedded derivative liability. The convertible notes were carried on the unaudited condensed consolidated balance sheets at their original issuance value, net of unamortized debt discount and issuance costs. In March 2022, as part of the Company’s Series D Preferred Stock issuance, the 2021-A Convertible Notes converted into 869,640 shares of Series D-1 redeemable convertible preferred stock. The Company recognized a gain on the conversion of $0.8 million in other income (expense), net on the unaudited condensed consolidated statements of operations and comprehensive loss. As the full carrying value of the note was converted to Series D Preferred Stock, the balance remaining for the note at December 31, 2022 and thereafter remained zero.

Interest expense related to the convertible notes was as follows (in thousands):

	Thirteen Weeks Ended April 2, 2023	Three Months Ended March 31, 2022
Amortization of debt discount	$—	$112
PIK interest	—	17

Total non-cash interest expense	$—	$129

As part of the 2021-A Convertible Notes financing, the Company entered into an additional convertible note with an existing investor for $0.5 million. The note carries PIK interest of 3.0% and is due and payable on demand at any time after June 30, 2021. The note contains an embedded conversion feature, which allows the holder to convert the note into a fixed number of shares of Series C-1 preferred stock at any time after June 30, 2021. The Company concluded the conversion feature is not required to be bifurcated as an embedded derivative liability, and the note is carried at its principal plus accrued PIK interest. As the full carrying value of the note was converted to Series D Preferred Stock, the balance remaining for the note at December 31, 2022 and thereafter remained zero.

Interest expense related to the note was as follows (in thousands):

	Thirteen Weeks Ended April 2, 2023	Three Months Ended March 31, 2022
Amortization of debt discount	$—	$—
PIK interest	—	10

Total non-cash interest expense	$—	$10

2022 Convertible Notes

In connection with the Business Combination Agreement, the Company has raised a series of convertible notes (“2022 Convertible Notes”) in November 2022 and December 2022 with an aggregate purchase price of $12.0 million, and February 2023 with additional investors, for an additional purchase price of $11.0 million. Additionally, as part of the acquisition of Solaria, the Company assumed a note from an existing investor for its fair value of $6.7 million. The note contains the same terms as the other 2022 Convertible Notes. The Company did not incur significant issuance costs associated with the 2022 Convertible Notes. The 2022 Convertible Notes will convert to common shares of Complete Solaria, Inc. at the close of the deSPAC transaction. The 2022 Convertible Notes accrue interest at a rate of 5% per annum. Immediately prior to the closing of the expected deSPAC transaction, the 2022 Convertible Notes will be converted into that number of shares of common stock of Complete Solaria equal to (x) the principal amount together with all accrued interest of the 2022 Convertible Notes divided by 0.75, divided by (y) the price of a share of common stock of Complete Solaria used to determine the conversion ratio in the Business Combination Agreement. As of April 2, 2023 and December 31, 2022, the 2022 Convertible Notes have accrued $0.5 million and $0.2 million in interest, respectively. As of April 2, 2023 and December 31, 2022, the carrying values of the 2022 Convertible Notes represent the only balances in the convertible notes, net, noncurrent and convertible notes, net due to related parties, noncurrent financial statement captions. As of April 2, 2023, the total estimated fair value of the Company’s 2022 Convertible Notes was $31.4 million, which was estimated based on Level 3 inputs.

SAFE Agreements

2019 SAFE

In September 2019, the Company issued the 2019 SAFE for $0.1 million in proceeds, with immaterial debt issuance costs. No interest was accrued on the 2019 SAFE. The 2019 SAFE contained conversion features that allowed the holder to convert the 2019 SAFE into shares of preferred stock upon the next equity financing, subject to a valuation cap. The 2019 SAFE was reported at fair value based on the probability-weighted expected return method (“PWERM”), which assigns value to the multiple settlement scenarios based on the probability of occurrence. The fair value of the 2019 SAFE was $0.2 million as of December 31, 2021 was recorded in SAFE Agreements in the accompanying unaudited condensed consolidated balance sheets. In March 2022, the Company converted the 2019 SAFE into 48,258 shares of Series D-3 redeemable convertible preferred stock. The Company recognized a gain on the conversion of the 2019 SAFE of less than $0.1 million in other income (expense), net on the unaudited condensed consolidated statements of operations and comprehensive loss. As the full carrying value of the SAFE was converted to Series D Preferred Stock, the balance remaining for the SAFE at December 31, 2022 and thereafter remained zero.

2021 SAFE

In December 2021, the Company issued the 2021 SAFE for $5.0 million in proceeds, with immaterial debt issuance costs. No interest is accrued on the 2021 SAFE. The 2021 SAFE contained conversion features that allowed the holder to convert the 2021 SAFE into shares of preferred stock upon the next equity financing, subject to a valuation cap. The 2019 SAFE was reported at fair value based on the probability-weighted expected return method (“PWERM”), which assigns value to the multiple settlement scenarios based on the probability of occurrence. The fair value of the 2021 SAFE was $6.3 million as of December 31, 2021 is recorded in SAFE Agreements in the accompanying unaudited condensed consolidated balance sheets. In March 2022, the Company converted the 2021 SAFE into 1,005,366 shares of Series D-1 redeemable convertible preferred stock. The Company recognized a gain on the conversion of the 2021 SAFE of $1.4 million in other income (expense), net on the unaudited condensed consolidated statements of operations and comprehensive loss. As the full carrying value of the SAFE was converted to Series D Preferred Stock, the balance remaining for the SAFE at December 31, 2022 and thereafter remained zero.

Solaria SAFE

As part of the acquisition of Solaria (refer to Note 3 – Business Combination) the Company acquired the Solaria SAFEs. The number of shares to be issued upon conversion of the SAFE notes contained various features to convert or redeem the Solaria SAFEs in the event of an equity financing, public offering, change of control or a dissolution event.

The Company historically elected to account for all of the SAFE notes at estimated fair value pursuant to the fair value option and recorded the change in estimated fair value as other income (expense), net in the unaudited condensed consolidated statements of operations and comprehensive loss until the notes are converted or settled. The SAFE notes were amended through the SAFE Assumption Amendment, Assignment and Assumption Agreement on November 4, 2022, as part of the merger with Complete Solar, whereby all the SAFE notes were assumed by Complete Solar. As part of the purchase price accounting discussed in Note 3, the estimated fair value of the SAFE notes was determined to be $60.5 million. Post consummation of the merger the SAFE notes were converted to 8,171,662 shares of Series D-8 preferred stock as discussed in Note 3.

Notes Payable

Loan and Security Agreement

In January 2020, the Company entered into a Loan and Security Agreement (the “Loan Agreement”) with Silicon Valley Bank (“SVB”). The Loan Agreement, as amended, provided for a line of credit up to $7.0 million and has a maturity date of February 2022. Advances under the line of credit bore interest at the greater of 5.25% or the prime rate (as published in the Wall Street Journal) plus 3.5% per annum. All borrowings under the line of credit were to be secured by substantially all of the Company’s assets.

During 2021, the Company entered into several amendments to the Loan Agreement, and in May and August 2021 in connection with the Fifth and Sixth Amendments, the Company issued warrants to purchase 5,122 shares and 5,229 shares of common stock at exercise prices of $0.38 per share and $0.62 per share, respectively. The fair value of the warrants were recorded as deferred issuance costs and amortized to interest expense. As of December 31, 2022 and thereafter, there were no unamortized debt issuance costs.

Under the Loan Agreement, the Company was subject to certain reporting covenants, such as a requirement for the Company’s monthly unaudited financial statements and Compliance Certificate, as well as a financial covenant to maintain a minimum liquidity ratio of 1.75 to 1.00. In 2021, the Loan Agreement was amended to add a new financial covenant, requiring the Company to obtain new equity of at least $15.0 million by a specified date, which the Company did not meet; however, the default was later waived by SVB.

In February 2022, as part of the transaction to raise long-term debt in CS Solis, the Company repaid the principal and accrued interest of the Loan Agreement of $6.7 million, which terminated the agreement with SVB. As such, as of December 31, 2022 and thereafter, there was no debt related to this agreement on the Company’s balance sheet.

2021 Promissory Notes

In July 2021, the Company issued a short-term promissory note for $0.5 million in proceeds, with immaterial debt issuance costs. The promissory note carried simple interest of 2.0% and were due and payable after February 2022. In February 2022, the Company repaid the 2021 Promissory Note.

In October 2021, the Company issued a short-term promissory note for $2.0 million in proceeds, with immaterial debt issuance costs. The promissory note contained a financing fee of $0.3 million, which was due and payable along with the principal amount in January 2022. In connection with the promissory note, the Company issued a warrant to purchase 50,000 shares of common stock at an exercise price of $0.01 per share. The principal and accrued interest of the note payable was repaid in January 2022, and no amounts remained outstanding as of December 31, 2022 and thereafter.

Current Insight Promissory Note

In January 2021, the Company issued a promissory note for principal of $0.1 million in connection with the purchase of Current Insight, with immaterial debt issuance costs. The promissory note bears interest at 0.14% per annum and has equal monthly installments due and payable through the maturity date of January 2022. The principal and accrued interest was repaid in January 2022, and no amounts remained outstanding as of December 31, 2022 and thereafter.

2018 Bridge Notes

In December 2018, Solaria Corporation issued senior subordinated convertible secured notes (“2018 Notes”) totaling approximately $3.4 million in exchange for cash. The notes bear interest at the rate of 8% per annum and the investors are entitled to receive twice of the face value of the notes at maturity. The 2018 Notes are secured by substantially all of the assets of Solaria Corporation. In 2021, the 2018 Notes were amended extending the maturity date to December 13, 2022. In connection with the 2021 amendment, Solaria had issued warrants to purchase shares of Series E-1 redeemable convertible preferred stock of Solaria. The warrants were exercisable immediately in whole or in part at and expire on December 13, 2031. As part of the merger with Complete Solar, all the outstanding warrants issued to the lenders were assumed by the parent company, Complete Solaria as discussed in Note 3.

In December 2022, the Company entered into an amendment to the 2018 Bridge Notes extending the maturity date from December 13, 2022 to December 13, 2023. In connection with the amendment, the notes will continue to bear interest at 8% per annum and are entitled to an increased repayment premium from 110% to 120% of the principal and accrued interest at the time of repayment.

The Company concluded that the modification was a troubled debt restructuring as the Company was experiencing financial difficulty and the amended terms resulted in a concession to the Company. As the future undiscounted cash payments under the modified terms exceeded the carrying amount of the Solaria Bridge Notes on the date of modification, the modification was accounted for prospectively. The incremental repayment premium is being amortized to interest expense using the effective interest rate method. As of April 2, 2023 and December 31, 2022, the carrying value of the Bridge Notes was $10.1 million and $9.8 million, respectively. Interest expense recognized for the thirteen weeks ended April 2, 2023 was $0.3 million. As of April 2, 2023, the total estimated fair value of the Company’s 2018 Bridge Notes approximates carrying value.

SCI Term Loan and Revolver Loan

In October 2020, Solaria entered into a loan agreement (“Loan Agreement”) with Structural Capital Investments III, LP (“SCI”).

The Loan Agreement with SCI comprises of two facilities, a term loan (the “Term Loan”) and a revolving loan (the “Revolving Loan”) (together “Original Agreement”) for $5.0 million each with a maturity date of

October 31, 2023. Both the Term Loan and the Revolving Loan were fully drawn upon closing. The Term Loan was repaid prior to the acquisition of Solaria by Complete Solar and was not included in the business combination.

The Revolving Loan also has a term of thirty-six months, principal repayments at the end of the term and an annual interest rate of 7.75% or Prime rate plus 4.5%, whichever is higher. The Loan Agreement required the Company to meet certain financial covenants relating to maintenance of specified restricted cash balance, achieving specified revenue target and maintaining specified contribution margin (“Financial covenants”) over the term of each of the Revolving Loan. The Revolving Loan is collateralized substantially by all assets and property of the Company.

In the years ended December 31, 2022 and December 31, 2021, Solaria entered into several Amended and Restated Loan and Security Agreements as a forbearance agreement for SCI to forbear from exercising any rights and remedies available to it as a result of Company not meeting certain Financial Covenants required by the Original Agreement. As a result of these amendment changes were made to the financial covenants and Solaria recorded a total of $1.9 million amendment fees in Other Liabilities and was included in the acquired liabilities for purchase price accounting.

Solaria had historically issued warrants to purchase shares of Series E-1 redeemable convertible preferred stock of Solaria (“SCI Series E-1 warrants”). The warrants were fully exercisable in whole or in part at any time during the term of the Original agreement. As part of the merger with Complete Solar, all the outstanding SCI Series E-1 warrants were assumed by the parent company, Complete Solaria as discussed in Note 3.

The Revolving loan outstanding on the date of merger was fair valued at $5.0 million for the purpose of purchase price accounting discussed in Note 3. The revolving loan principal balance at April 2, 2023 and December 31, 2022 amounted to $5.0 million and is due on October 2023. Interest expense recognized for the thirteen weeks ended April 2, 2023 amounted to $0.1 million. The Company was in compliance with all the covenants as of April 2, 2023.

Secured Credit Facility

In December 2022, the Company entered into a secured credit facility agreement with Kline Hill Partners IV SPV LLC and Kline Hill Partners Opportunity IV SPV LLC. The secured credit facility agreement matures in April 2023, which allows the Company to borrow up to 70% of the net amount of its eligible vendor purchase orders with a maximum amount of $10.0 million at any point in time. The purchase orders are backed by relevant customer sales orders which serves as a collateral. The amounts drawn under the secured credit facility may be reborrowed provided that the aggregate borrowing does not exceed $20.0 million. The repayment under the secured credit facility is the borrowed amount multiplied by 1.15x if repaid within 75 days and borrowed amount multiplied by 1.175x if repaid after 75 days. The Company may prepay any borrowed amount without premium or penalty.

At April 2, 2023, the outstanding net debt amounted to $10.4 million, including accrued financing cost of $2.8 million, compared to December 31, 2022, where the outstanding net debt amounted to $5.6 million, including accrued financing cost of $0.1 million. As of April 2, 2023, the total estimated fair value of the Secured Credit Facility approximates its carrying value.

Long-term debt in CS Solis

As described above, as part of the reorganization in February 2022 of the Company, the Company received an investment from CRSEF. The investment was made pursuant to a subscription agreement, under which Carlyle contributed $25.6 million in exchange for 100 Class B Membership Units of CS Solis and the Company contributed the net assets of Complete Solar, Inc. in exchange for 100 Class A Membership Units. The Class B Membership Units are mandatorily redeemable by the Company on the three-year anniversary of the effective date of the CS Solis amended and restated LLC agreement (February 14, 2025). The Class B Membership Units accrue interest that is payable upon redemption at a rate of 10.5% (which is structured as a dividend payable based on 25% of the investment amount measured quarterly), compounded annually, and subject to increases in the event the Company declares any dividends. In connection with the investment, the Company issued a warrant to purchase 5,978,960 shares of the Company’s common stock at a price of $0.01 per share, of which, 4,132,513 shares are immediately exercisable. The Company has accounted for the mandatorily redeemable investment from Carlyle in accordance with ASC 480, Distinguishing Liabilities from Equity, and has recorded the investment as a liability, which is accreted to its redemption value under the effective interest method. The Company has recorded the warrants as a discount to the liability. Refer to Note 10—Common Stock, for further discussion of the warrants issued in connection with the Class B Membership Units. As of April 2, 2023 and December 31, 2022, the Company has recorded a liability of $26.3 and $25.2 million, respectively, included in long-term debt in CS Solis on the unaudited condensed consolidated balance sheets. For the thirteen weeks ended April 2, 2023, the Company has recorded accretion of the liability as interest expense of $0.8 million, and the Company has recorded the amortization of issuance costs as interest expense of $0.3 million. For the three months ended March 31, 2022, the Company recorded accretion of the liability as interest expense of $0.3 million, and the Company recorded the amortization of issuance costs as interest expense of $0.2 million. As of April 2, 2023, the total estimated fair value of the Company’s long-term debt in CS Solis was $25.1 million, which was estimated based on Level 3 inputs.

(13)	Stock-Based Compensation

A summary of stock option activity for the thirteen weeks ended April 2, 2023 under the Plans is as follows:

	Options outstanding
	Number of shares	Weighted average exercise price per share	Weighted average contractual term (in years)	Aggregate intrinsic value (in thousands)
Outstanding—December 31, 2022	10,291,367	$2.35	6.99	$34,180
Options granted	—	—
Options exercised	(137,452)	0.40
Options canceled	(439,021)	4.32

Outstanding—April 2, 2023	9,714,894	$2.29	7.42	$33,151

Vested and expected to vest—April 2 2023	9,714,894	$2.29	7.42	$33,151

Vested and exercisable—April 2, 2023	5,865,613	$2.33	6.82	$21,746

Stock-based compensation expense

The following table summarizes stock-based compensation expense and its allocation within the accompanying unaudited condensed consolidated statements of operations and comprehensive loss (in thousands):

	Thirteen Weeks Ended April 2, 2023	Three Months Ended March 31, 2022
Cost of revenues	$11	$3
Sales and marketing	168	18
General and administrative	843	27

Total stock-based compensation expense	$1,022	$48

As of April 2, 2023 there was a total of $11.3 million of unrecognized stock-based compensation costs related to non-vested stock option awards, which is expected to be recognized over a weighted-average period of approximately 2.3 years.

(14)	Commitments and Contingencies

Operating Leases

The Company leases its facilities under non-cancelable operating lease agreements. The Company’s leases have remaining terms of 0.8 years to 3.6 years. Options to renew or extend leases beyond their initial term have been excluded from measurement of the ROU assets and lease liabilities as exercise is not reasonably certain. Operating leases are reflected on the unaudited condensed consolidated balance sheets within operating lease ROU assets and the related current and non-current operating lease liabilities. ROU assets represent the right to use an underlying asset for the lease term, and lease liabilities represent the obligation to make lease payments arising from lease agreement. Operating lease ROU assets and liabilities are recognized at the commencement date, or the date on which the lessor makes the underlying asset available for use, based upon the present value of the lease payments over the respective lease term. Lease expense is recognized on a straight-line basis over the lease term, subject to any changes in the lease or expectation regarding the terms. Variable lease costs such as common area maintenance, property taxes and insurance are expensed as incurred. Variable lease cost was $0.1 million for the thirteen weeks ended April 2, 2023 and zero for the three months March 31, 2022. Total operating lease expense for the thirteen weeks ended April 2, 2023 and the three months ended March 31, 2022 was $0.4 million and $0.1 million, respectively.

The Company made $0.3 million and $0.1 million of cash payments related to operating leases during the thirteen weeks ended April 2, 2023 and the three months ended March 31, 2022, respectively. New operating lease right-of-use assets obtained in exchange for operating lease liabilities were zero during the thirteen weeks ended April 2, 2023 and the three months ended March 31, 2022.

The weighted average remaining lease term and the discount rate for the Company’s operating leases are as follows:

April 2, 2023
Remaining average remaining lease term (years)	2.93
Weighted average discount rate	14.28%

Future minimum lease payments under non-cancelable operating leases, and future payments under the

Lease Termination Agreement, as of April 2, 2023 are as follows (in thousands):

2023	$780
2024	743
2025	592
2026	477
2027 and thereafter	—

Total undiscounted liabilities	2,592

Less imputed interest	(610)

Present value of operation lease liabilities	$1,982

Warranty Provision

The Company typically provides a 10-year warranty on its solar energy system installations, which provides assurance over the workmanship in performing the installation, including roof leaks caused by the Company’s performance. For solar panel sales, the Company provides a 30-year warranty that the products will be free from defects in material and workmanship.

The Company accrues warranty costs when revenue is recognized for solar energy systems sales and panel sales, based primarily on the volume of new sales that contain warranties, historical experience with and projections of warranty claims, and estimated solar energy system and panel replacement costs. The Company records a provision for estimated warranty expenses in cost of service revenues and cost of product revenues within the accompanying unaudited condensed consolidated statements of operations and comprehensive loss. Warranty costs primarily consist of replacement materials and equipment and labor costs for service personnel.

Activity by period relating to the Company’s warranty provision was as follows (in thousands):

	April 2, 2023	December 31, 2022
Warranty provision, beginning of period	$3,981	$2,281
Warranty liability from business combination	—	1,943
Accruals for new warranties issued	713	1,492
Settlements	(799)	(1,735)

Warranty provision, end of period	$3,895	$3,981

Warranty provision, current	$557	$767
Warranty provision, noncurrent	$3,338	$3,214

Indemnification Agreements

From time to time, in its normal course of business, the Company may indemnify other parties, with which it enters into contractual relationships, including customers, lessors, and parties to other transactions with the Company. The Company may agree to hold other parties harmless against specific losses, such as those that could arise from breach of representation, covenant or third-party infringement claims. It may not be Possible to determine the maximum potential amount of liability under such indemnification agreements due to the unique facts and circumstances that are likely to be involved in each particular claim and indemnification provision. Historically, there have been no such indemnification claims. In the opinion of management, any liabilities resulting from these agreements will not have a material adverse effect on the business, financial position, results of operations, or cash flows.

Legal Matters

The Company is a party to various legal proceedings and claims which arise in the ordinary course of business. The Company records a liability when it is probable that a loss has been incurred and the amount of the loss can be reasonably estimated. If the Company determines that a loss is reasonably possible and the loss or range of loss can be reasonably estimated, the Company discloses the reasonably possible loss. The Company adjusts its accruals to reflect the impact of negotiations, settlements, rulings, advice of legal counsel and other information and events pertaining to a particular case. Legal costs are expensed as incurred. Although claims are inherently unpredictable, the Company is not aware of any matters that have a material adverse effect on the business, financial position, results of operations, or cash flows. The Company has recorded $1.6 million and $1.9 million as a loss contingency in accrued expenses and other current liabilities on the unaudited condensed consolidated balance sheets as of April 2, 2023 and December 31, 2022, respectively, primarily associated with the pending settlement of the following legal matters.

Katerra Litigation

On July 22, 2022, Katerra, Inc. filed a complaint for breach of contract and turnover of property under Section 542(b) of the Bankruptcy Code in the United States Bankruptcy Court for the Southern District of Texas. The complaint seeks damages for the amounts due under the Settlement Agreement and for attorney’s fees. The Company filed an answer to the complaint on September 6, 2022. On May 11, 2023, the parties reached a settlement in which Solaria agreed to pay Katerra $0.8 million, paid in monthly payments beginning on May 25, 2023 and ending by October 25, 2023.

Vendor Settlement

On January 10, 2023, a vendor entered into an agreement with the Company to settle past due performance related payments related to various tools. As part of the agreement, the Company agreed to pay $0.9 million in three equal installments. As of April 2, 2023, the remaining balance of payments owed in relation to the settlement was $0.6 million.

SolarPark Litigation

In January 2023, SolarPark Korea Co., LTD (“SolarPark”) demanded approximately $80.0 million during discussions between the Company and SolarPark. In February 2023, the Company submitted its statement of claim seeking approximately $26.4 million in damages against SolarPark. The ultimate outcome of this arbitration is currently unknown and could result in a material liability to the Company. However, the Company believes that the allegations lack merit and intends to vigorously defend all claims asserted. No liability has been recorded in the Company’s unaudited condensed consolidated financial statements as the likelihood of a loss is not probable at this time.

On March 16, 2023, SolarPark filed a complaint against Solaria and the Company in the United States District Court for the Northern District of California. The complaint alleges a civil conspiracy involving misappropriation of trade secrets, defamation, tortious interference with contractual relations, inducement to breach of contract, and violation of California’s Unfair Competition Law. The complaint indicates that SolarPark has suffered in excess of $220 million in damages. The ultimate outcome of this litigation is currently unknown and could result in a material liability to the Company. However, the Company believes that the allegations lack merit and intends to vigorously defend all claims asserted. No liability has been recorded in the Company’s unaudited condensed consolidated financial statements as the likelihood of a loss is not probable at this time.

Letters of Credit

The Company had $3.5 million of outstanding letters of credit related to normal business transactions as of April 2, 2023. These agreements require the Company to maintain specified amounts of cash as collateral in segregated accounts to support the letters of credit issued thereunder. As discussed in Note 1, the cash collateral in these restricted cash accounts was $3.8 million as of April 2, 2023.

(15)	Basic and Diluted Net Loss Per Share

The Company uses the two-class method to calculate net loss per share. No dividends were declared or paid for the thirteen weeks ended April 2, 2023 or for the three months ended March 31, 2022. Undistributed earnings for each period are allocated to participating securities, including the redeemable convertible preferred stock, based on the contractual participation rights of the security to share in the current earnings as if all current period earnings had been distributed. As there is no contractual obligation for the redeemable convertible preferred stock to share in losses, the Company’s basic net loss per share is computed by dividing the net loss attributable to common stockholders by the weighted-average shares of common stock outstanding during periods with undistributed losses.

The following table sets forth the computation of the Company’s basic and diluted net loss per share attributable to common stockholders for the thirteen weeks ended April 2, 2023 and three months ended March 31, 2022 (in thousands, except share and per share amounts):

	Thirteen Weeks Ended April 2, 2023	Three Months Ended March 31, 2023
Numerator:
Net loss attributable to common stockholder, basic and diluted	$(23,514)	$(1,206)
Denominator:
Weighted average common shares outstanding, basic and diluted	8,656,515	6,260,086
Net loss per share attributable to common stockholder, basic and diluted	$(2.72)	$(0.19)

Basic and diluted net loss per share attributable to common stockholders is the same for the thirteen weeks ended April 2, 2023 and three months ended March 31, 2022 because the inclusion of potential shares of common stock would have been anti-dilutive for the periods presented.

The following table presents the potential common shares outstanding that were excluded from the computation of diluted net loss per share of common stock as of the periods presented because including them would have been antidilutive:

	April 2, 2023	March 31, 2022
Convertible preferred stock	34,311,133	19,335,923
Stock options issued and outstanding	9,714,894	4,354,499
Convertible notes	6,325,952	—
Preferred stock warrants	2,386,879	1,010,465
Common stock warrants	89,313	10,351

Potential common shares excluded from diluted net loss per share	52,828,171	24,711,238

(16)	Related Party Transactions

Related Party Convertible Promissory Notes

In 2020, the Company issued convertible promissory notes (“2020 Convertible Notes”) of approximately $3.8 million to various investors, out of which $3.3 million was issued to nine related parties. The related party debt is presented as convertible notes, net in the accompanying unaudited condensed consolidated balance sheets, adjusted for deferred interest, allocated debt financing costs and derivative liability recorded as debt discount. The principal amount of the outstanding balance accrued interest at 2.0% per annum.

In 2021, the Company issued convertible promissory notes (“2021 Convertible Notes”) of approximately $4.8 million to various investors, out of which $3.6 million was issued to four related parties. The related party debt is presented as convertible notes, net in the accompanying unaudited condensed consolidated balance sheets, adjusted for deferred interest, and allocated debt financing costs. The principal amount of the outstanding balance accrued interest at 2.0% per annum.

In March 2022, as part of the Company’s Series D redeemable convertible preferred stock issuance, the Company converted all of the outstanding convertible note series. As part of the conversion, the Company recognized a gain on the extinguishment of related party convertible notes of $1.4 million, which was recorded in other income (expense), net on the unaudited condensed consolidated statements of operations and comprehensive loss.

In October through December 2022, the Company issued convertible promissory notes (“2022 Convertible Notes”) of approximately $12.0 million to various investors, out of which $8.6 million was issued to four related parties. Additionally, the Company acquired a related party convertible note, on the same terms as the 2022 Convertible Notes as part of the acquisition of Solaria with a fair value of $6.7 million at the time of the acquisition. The related party debt is presented as convertible notes, net due to related parties, noncurrent in the accompanying unaudited condensed consolidated balance sheets. The principal amount of the outstanding balance on the 2022 Convertible Notes accrues at 5.0%, compounded annually. For the year-ended thirteen weeks ended April 2, 2023, the Company has recognized $0.2 million in interest expense related to the related party 2022 Convertible Promissory Notes.

There were no other material related party transactions during the thirteen weeks ended April 2, 2023 or the three months ended March 31, 2022.

(17)	Subsequent Events

In preparing the financial statements as of and for the thirteen weeks ended April 2, 2023, the Company evaluated subsequent events for recognition and measurement purposes through May 26, 2023, which is the date the financial statements were available to be issued. The Company noted no subsequent events through May 26, 2023 that would materially impact the condensed consolidated financial statements, except for the following:

In May 2023, the Company executed an amended and restated business combination agreement (refer to Note 1). In connection with the Business Combination Agreement, the Company has raised a series of convertible notes (“2022 Convertible Notes”) in May 2023 with additional investors, with an aggregate purchase price of $10.0 million. The 2022 Convertible Notes will convert to common shares of Complete Solaria, Inc. at the Closing. The 2022 Convertible Notes accrue interest at a rate of 5% per annum. Immediately prior to the Closing, the 2022 Convertible Notes will be converted into that number of shares of common stock of Complete Solaria equal to (x) the principal amount together with all accrued interest of the 2022 Convertible Notes divided by 0.75, divided by (y) the price of a share of common stock of Complete Solaria used to determine the conversion ratio in the Business Combination Agreement.

In May 2023, in connection with a reduction in valuation as part of the Amended Business Combination Agreement due to management’s assessment of general market conditions, the Company elected to engage a third-party valuation specialist to perform a valuation of the Company’s common and redeemable convertible preferred stock. As a result of the valuation, the Company recognized a decrease in its redeemable convertible preferred stock warrant liability of approximately $9.1 million in May 2023.